Exhibit 99.2

Goldman Sachs Global Alpha Fund, L.P.
2005 ANNUAL REPORT

Goldman Sachs Global Alpha Fund, L.P.
has filed a claim of exemption with the Commodity Futures Trading Commission pursuant to Section 4.7 of the CFTC Regulations

Goldman Sachs Global Alpha Fund, L.P.
2005 Annual Report

Letter to Partners
___________________________________________________________

To the Limited Partners of
Goldman Sachs Global Alpha Fund, L.P. (the "Partnership"):

2005 Portfolio Review

The Partnership realized a net return of +45.2% for the 2005 calendar year. 13 of the 19 strategies that were active over the course of the year made positive contributions to return. Of the remaining six, only two, global event anomalies and fixed income country selection, cost the Partnership more than one percent of return. The biggest contributors to return were the developed equity county selection and emerging markets currency selection strategies.

We estimate that the developed equity country selection strategy contributed approximately +18.2% gross for 2005. Some key drivers of our strong performance were long positions throughout the year in Japan, Norway and Austria, which realized hedged returns of approximately 40%, 35% and 50%, respectively. Our biggest offsetting short positions were in the US and the UK which returned only 5% and 15%, respectively.

The emerging markets currency selection strategy contributed +14.3% gross to the Partnership's 2005 return. Some of our biggest long positions over the course of the year were in the Brazilian real and Mexican peso, which were among the best performing currencies in the world in 2005. Over the same period, we were generally short the South African rand and Czech koruna, which were among the weakest emerging market currencies for the year.

Other strategies that made significant positive 2005 contributions include: developed currency selection, equity volatility country selection, fixed income volatility, US equity market neutral, and stocks/bonds/cash timing.

The developed currency selection strategy, which added approximately +7.8% gross to the Partnership in 2005, benefited from the rally in the US dollar, particularly relative to the euro and the Swiss franc - and later in the year, the yen.

The equity volatility country selection and fixed income volatility strategies collectively added over +5.0% gross to the Partnership. In both asset classes, we profited from our ongoing short positions in volatility due to low realized volatility, and we also opportunistically put on some long positions when implied volatilities got extremely low and benefited when implies subsequently returned to higher levels.

The US equity market neutral strategy, which added approximately +5.3% gross to the Partnership, enjoyed strong performance across most of the factor themes, with particularly good performance coming from Momentum.

An ongoing long position in global equity and a fairly significant bearish position in global bonds when rates rose drove performance in stocks/bonds/cash timing, which added approximately +4.5% gross to the Partnership's 2005 return.

As we mentioned earlier, only two strategies, global event anomalies and fixed income county selection, had significant negative contributions to return for the year. Global event anomalies, which cost the Partnership

Past performance is not indicative of future returns, which may vary.

Letter to Partners (cont'd)
___________________________________________________________

approximately -4.5% gross, was by far the largest detractor for the year. This strategy incurred most of its losses in the first week of January, when the year-end tax-loss-selling trades had a particularly difficult time. After January, the strategy was roughly flat.

To put our year in perspective, our assumptions about the Partnership imply that our 2005 gross return (+53.6%) translates into an excess return over cash that is approximately 1.9 standard deviations above our target. A normal distribution would imply that roughly 97% of the time, excess returns would be less than what we realized this year. Therefore, a fair characterization of this year's performance is that we got a very good draw from a good process. It is unlikely that we will realize such returns again any time soon, but we believe that the returns were not so high as to call into question our assumptions on volatility or expected information ratio.

The Partnership was up in 10 of 12 months. May's return of +13.2% gross was the best month for the strategy since 1996. We realized a positive +9.9% gross return in September, and in the worst month, August, our gross return was only -44 basis points. Obviously, this type of consistency over the course of a year is unusual for any investment process, and we typically expect more (and bigger) bad months.

Realized volatility on the Partnership was 16.4%, very close to our long-term target of 17%. At the strategy level, realized volatilities were very close to targeted risk for most of the year as well.

As a result of strong performance and significant net inflows, we have closed the Partnership to additional investments. As of year-end, the onshore and offshore funds together amounted to more than $9 billion in assets under management. While we believe strongly that we have room to grow from here, our aggressive risk and return targets have led us to the decision to grow, for the time being, through capital appreciation, rather than the acquisition of new capital. We have closed the Partnership indefinitely, but we continue to explore new strategies and improve execution in our existing strategies, and may reopen to additional assets at a future date.

Our research agenda remains robust, and, as always, we continue to look for ways to enhance our existing models.

We look forward to an exciting 2006, and thank you, our partners, for your continued support.

Mark Carhart, PhD, CFA & Ray Iwanowski

Past performance is not indicative of future returns, which may vary.

Report of Independent Auditors

___________________________________________________________

To the General Partner and Limited Partners of
Goldman Sachs Global Alpha Fund, L.P.:

In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of operations and incentive allocation, of changes in partners' capital and of cash flows (hereafter, collectively referred to as the "financial statements") present fairly, in all material respects, the financial position of Goldman Sachs Global Alpha Fund, L.P. at December 31, 2005, and the results of its operations, the changes in its partners' capital and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partner, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 30, 2006

_____________________________________________________________________________________

Goldman Sachs Global Alpha Fund, L.P.
Statement of Financial Condition

December 31, 2005
___________________________________________________________

(in U.S. dollars)

Assets

Securities owned, at value (cost $4,041,665,196)	$4,442,694,531
Due from brokers	1,755,251,285
Cash and cash equivalents	660,524,960
Receivable for securities sold	155,489,799
Interest and dividend receivable	7,584,322
Total assets	$7,021,544,897

Liabilities and Partners' Capital

Securities sold, not yet purchased, at value ($2,758,331,881)	$2,889,449,970
Due to brokers	738,093,357
Due to Special Limited Partners for withdrawals	184,076,947
Payable for securities purchased	148,530,818
Due to Limited Partners for withdrawals	52,406,459
Written options, at value (proceeds $33,348,879)	28,298,914
Management fee payable	7,901,047
Dividends payable	1,789,120
Accrued expenses and other payables	1,571,685
Total liabilities	4,052,118,317

Partners' Capital
General Partner	30,136
Special Limited Partner	215,757
Limited Partner	2,969,180,687
Total Partners' Capital	2,969,426,580

Liabilities and Partners' Capital	$7,021,544,897

_____________________________________________________________________________________
The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Statement of Operations and Incentive Allocation

for the year ended December 31, 2005
___________________________________________________________
(in U.S. dollars)

Investment income
Interest	$51,834,203
Dividend income (net of $3,654,677 witholding tax)	45,659,343
Total investment income	97,493,546

Expenses:
Management fee	36,649,485
Dividend expense	25,661,703
Interest expense	6,608,577
Other expenses	5,907,303
Administration fees	2,282,730
Professional fees	278,521
Total expenses	77,388,319

Net investment income	20,105,227

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain on securities owned and securities sold, not yet purchased	111,982,953
Net realized gain on futures contracts, net of commissions of $9,971,745	32,438,908
Net realized gain on swap contracts, forward contracts,foreign currency and written options	766,413,971
Change in unrealized appreciation on securities owned and securities sold, not yet purchased	80,520,008
Change in unrealized depreciation on futures contracts	16,288,841
Change in unrealized depreciation on swap contracts, forwardcontracts, foreign currency and written options	(59,719,031)
Net gain on investment transactions	947,925,650
Net increase in partners' capital resulting from operations	$968,030,877

Allocation of net increase in partners' capital resulting from operations
Net gain available for pro rata allocation to all partners	778,167,195
Incentive allocation to Special Limited Partner	189,863,682
Net increase in partners' capital resulting from operations	$968,030,877

_____________________________________________________________________________________
The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Statement of Changes in Partners' Capital

for the year ended December 31, 2005 ___________________________________________________________
(in U.S. dollars)

	Total	General Partner	Special Limited Partner	Limited Partners
Partners' capital, December 31, 2004	$1,852,326,956	$2,850,997	$152,430	$1,849,323,529

Capital contributions	587,681,046	-	-	587,681,046

Allocation of net increase in partners'capital resulting from operations:

Pro rata allocation	968,030,877	608,613	78,306	967,343,958

Incentive allocation	-	(121,722)	189,863,682	(189,741,960)

Capital withdrawals	(438,612,299)	(3,307,752)	(189,878,661)	(245,425,886)

Partners' capital, December 31, 2005	$2,969,426,580	$30,136	$215,757	$2,969,180,687

_____________________________________________________________________________________
The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Statement of Cash Flows

for the year ended December 31, 2005

___________________________________________________________

(in U.S. dollars)

Cash flows from operating activities
Net increase in partners' capital resulting from operations	$968,030,877
Adjustments to reconcile net increase in partners' capital from operations to net cash provided by operating activities:
Purchase of securities owned	(7,941,163,574)
Proceeds from disposition of securities owned	7,417,906,968
Proceeds from sale of securities sold, not yet purchased	5,929,080,022
Purchase of securities to cover securities sold, not yet purchased	(5,646,061,384)
Accretion of discount	(4,172,932)
Net realized gain from securities owned, securities sold not yet purchased	(111,982,953)
Change in unrealized appreciation on securities owned, securities sold not yet purchased	(80,520,008)
Increase/decrease in operating assets and liabilities:
Due from brokers	(1,069,649,892)
Receivable for securities sold	77,458,073
Interest and dividend receivable	(5,892,781)
Due to brokers	725,409,539
Payable for securities purchased	(64,422,557)
Written options	6,697,088
Management fee payable	3,448,568
Dividends payable	391,365
Accrued expenses and other payables	1,245,198
Net cash provided by operating activities	205,801,617

Cash flows from financing activities
Capital contributions	587,681,046
Capital withdrawals	(292,444,114)
Net cash provided by financing activities	295,236,932

Net increase in cash and cash equivalents	501,038,549
Cash and cash equivalents, beginning of year	159,486,411
Cash and cash equivalents, end of year	$660,524,960

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$6,469,860

_____________________________________________________________________________________
The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES OWNED
Common Stock
United States
Advertising	$16,578,680	0.56
Aerospace & Defense	65,472,594	2.20
Agriculture	63,975,082	2.16
Airlines	5,327,983	0.18
Apparel	40,862,418	1.38
Auto Manufacturers	34,129,903	1.15
Auto Parts & Equipment	40,631,375	1.37
Banking	22,904,351	0.77
Beverages	9,877,254	0.33
Biotechnology	193,182,960	6.51
Building Materials	16,348,551	0.55
Chemicals	26,609,822	0.90
Coal	3,759,156	0.13
Commercial Services	85,285,624	2.87
Computers	145,299,270	4.89
Cosmetics & Personal Care	19,139,204	0.64
Distribution & Wholesale	21,970,381	0.74
Diversified Financial Services	101,849,945	3.43
Electric	49,575,849	1.67
Electrical Components & Equipment	13,565,940	0.46
Electronics	62,525,590	2.11
Energy-Alternative Sources	3,315,872	0.11
Engineering & Construction	5,225,796	0.18
Entertainment	18,474,846	0.62
Environmental Control	6,157,383	0.21
Food	77,935,943	2.62
Forest Products & Paper	4,857,471	0.16
Gas	1,693,592	0.06
Hand/Machine Tools	1,040,603	0.04
Healthcare-Products	94,208,669	3.17
Healthcare-Services	52,687,202	1.77

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont'd)

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES OWNED (continued)
Common Stock (continued)
United States (continued)
Holding Companies-Diversified	$114,953	0.00
Home Builders	7,593,890	0.26
Home Furnishings	22,234,900	0.75
Household Products and Wares	23,772,646	0.80
Housewares	953,529	0.03
Insurance	114,777,889	3.87
Internet	159,278,047	5.36
Investment Companies	9,738	0.00
Iron & Steel	47,793,001	1.61
Leisure Time	7,307,483	0.25
Lodging	17,561,669	0.59
Machinery-Construction & Mining	5,215,086	0.18
Machinery-Diversified	8,074,938	0.27
Media	123,540,184	4.16
Metal Fabricate & Hardware	5,631,080	0.19
Mining	25,442,256	0.86
Miscellaneous Manufacturing	26,785,748	0.90
Office Furnishings	1,209,692	0.04
Office & Business Equipment	1,442,834	0.05
Oil & Gas	238,523,443	8.03
Oil & Gas Services	42,987,992	1.45
Packaging & Containers	1,883,825	0.06
Pharmaceuticals	168,194,512	5.66
Pipelines	12,670,501	0.43
Real Estate	1,588,309	0.05
Retail	269,116,469	9.06
Savings & Loans	34,565,130	1.16
Semiconductors	210,133,604	7.08
Software	85,595,344	2.88
Storage & Warehousing	561,737	0.02
Telecommunications	117,605,778	3.96

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont'd)

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES OWNED (continued)
Common Stock (continued)
United States (continued)
Textiles	$101,974	0.00
Toys, Games & Hobbies	5,351,274	0.18
Transportation	21,860,475	0.74
Trucking & Leasing	3,914,283	0.13
Water	145,396	0.00
Total United States (cost $2,971,904,953)	3,118,008,918	105.00

Austria
Banks	54,148,751	1.82
Building Materials	15,977,616	0.54
Electric	14,617,446	0.49
Engineering & Construction	5,423,546	0.18
Forest Products & Paper	5,126,749	0.17
Iron & Steel	31,501,034	1.06
Miscellaneous Manufacture	3,397,550	0.12
Oil & Gas	68,619,988	2.31
Real Estate	11,145,449	0.38
Telecommunications	60,060,413	2.02
Total Austria (cost $144,368,666)	270,018,542	9.09

Belgium
Banks	86,273,442	2.91
Beverages	10,149,230	0.34
Chemicals	12,716,788	0.43
Electrical Components & Equipment	1,728,296	0.06
Electronics	1,033,309	0.03
Food	8,727,795	0.29
Holding Companies-Diversified	8,691,507	0.29
Mining	37,723	0.00
Miscellaneous Manufacturing	2,245,047	0.08
Pharmaceuticals	6,591,412	0.22

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont' d)

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES OWNED (continued)
Common Stock (continued)
Belgium (continued)
Retail	$985,405	0.03
Telecommunications	9,706,157	0.33
Transportation	1,433,968	0.05
Total Belgium (cost $133,236,093)	150,320,079	5.06

Bermuda - Transportation (cost $12,566,325)	13,058,689	0.44

Denmark
Banks	7,842,935	0.26
Beverages	873,931	0.03
Biotechnology	1,464,893	0.05
Building Materials	411,797	0.01
Electrical Components & Equipment	1,391,239	0.05
Food	2,858,654	0.10
Healthcare-Products	1,597,707	0.05
Home Furnishings	589,231	0.02
Insurance	873,678	0.03
Miscellaneous Manufacturing	457,025	0.02
Pharmaceuticals	7,513,264	0.25
Telecommunications	7,420,179	0.25
Transportation	8,035,108	0.27
Total Denmark (cost $30,967,413)	41,329,641	1.39

Greece
Banks	5,875,878	0.20
Beverages	491,587	0.02
Building Materials	470,855	0.01

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P. Condensed Schedule of Investments (cont' d)

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES OWNED (continued)
Common Stock (continued)
Greece (continued)
Electric	$459,026	0.01
Engineering & Construction	205,880	0.01
Entertainment	1,105,652	0.04
Holding Companies-Diversified	177,671	0.01
Lodging	106,832	0.00
Mining	40,269	0.00
Oil & Gas	302,555	0.01
Retail	308,701	0.01
Telecommunications	1,685,167	0.06
Total Greece (cost $7,482,230)	11,230,073	0.38

Jersey-Real Estate (cost $106,426)	107,075	0.00

Luxembourg
Oil & Gas Services	6,195,324	0.21
Transportation	613,929	0.02
Total Luxembourg (cost $4,991,254)	6,809,253	0.23

Norway
Banks	34,054,512	1.15
Chemicals	17,479,977	0.59
Environmental Control	6,433,038	0.22
Food	37,498,273	1.26
Forest Products & Paper	9,265,714	0.31
Holding Companies-Diversified	1,973,508	0.06
Insurance	11,317,058	0.38
Media	7,365,933	0.25
Oil & Gas	146,508,068	4.93
Oil & Gas Services	17,262,880	0.58
Telecommunications	44,148,902	1.49
Total Norway (cost $246,566,482)	333,307,863	11.22

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont' d)

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES OWNED (continued)
Common Stock (continued)
Pakistan
Banks	$943,508	0.03
Chemicals	1,287,172	0.04
Electric	543,551	0.02
Gas	441,118	0.02
Oil & Gas	1,548,240	0.05
Telecommunications	1,069,057	0.04
Total Pakistan (cost $2,065,594)	5,832,646	0.20

Puerto Rico
Banks	6,467,626	0.22
Diversified Financial Services	5,104,918	0.17
Total Puerto Rico (cost $11,546,319)	11,572,544	0.39

Singapore
Airlines	96,945	0.00
Banks	648,653	0.02
Beverages	44,503	0.00
Computers	9,815	0.00
Distribution & Wholesale	20,026	0.00
Diversified Financial Services	29,649	0.00
Electronics	41,496	0.00
Engineering & Construction	85,848	0.00
Healthcare-Services	17,765	0.00
Holding Companies-Diversified	92,194	0.01
Lodging	6,555	0.00
Media	95,682	0.01
Real Estate	172,181	0.01
Semiconductors	14,686	0.00
Shipbuilding	19,918	0.00
Telecommunications	218,521	0.01
Transportation	75,719	0.00
Total Singapore (cost $1,456,460)	1,690,156	0.06

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont'd)

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES OWNED (continued)
Common Stock (continued)
Venezuela - Telecommunications (cost $5,790,892)	$5,220,058	0.19

Total Common Stock (cost $3,573,049,107)	$3,968,505,537	133.65

Corporate Debt
Norway - Forest Products & Paper (cost $5,723,203)	5,568,061.00	0.18

United States
Auto Manufacturers	1,991,829	0.07
Auto Parts & Equipment	1,096,620	0.04
Beverages	7,970,955	0.27
Diversified Financial Services	4,350,839	0.15
Electric	15,663,520	0.53
Food	1,720,366	0.06
Home Builders	3,631,613	0.12
Insurance	13,838,970	0.47
Iron/Steel	1,924,133	0.06
Lodging	5,222,672	0.18
Media	22,644,830	0.76
Packaging & Containers	5,041,851	0.17
Real Estate	1,878,526	0.06
Retail	8,453,700	0.28
Telecommunications	10,437,656	0.35
Total United States (cost $107,594,749)	105,868,080	3.57

Total Corporate Debt (cost $113,317,952)	$111,436,141	3.75

REITs
United States (cost $72,419,290)	70,919,513.00	2.39

Belgium (cost $979,611)	1,005,260.00	0.03

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont'd)

December 31, 2005

			% of Partners'
Par Value ($)	Security Description	Value	Capital
	SECURITIES OWNED (continued)
	REITs (continued)
	Singapore (cost $28,693)	37,798	0.00

	Total REITs (cost $73,427,594)	$71,962,571	2.42

	Government Debt
	United States
250,000,000	Fannie Mae - Discount Note, due 02/22/2006 (cost $248,473,385)	248,550,000	8.37

	Purchased Options
	U.S. Purchased Options	17,621,816	0.59
	Non-U.S. Purchased Options	20,226,850	0.68
	Total Purchased Options (cost $33,397,158)	37,848,666	1.27

	Warrants
	France
	Electric	1,669	0.00
	Water	4,389,947	0.15
	Total France	4,391,616	0.15

	TOTAL SECURITIES OWNED (cost $4,041,665,196)	$4,442,694,531	149.61

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont'd)

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES SOLD, NOT YET PURCHASED
Common Stock
United States
Advertising	$297,892	0.01
Aerospace & Defense	5,647,216	0.19
Agriculture	588,454	0.02
Airlines	1,722,342	0.06
Apparel	10,640,396	0.36
Auto Parts & Equipment	226,101	0.01
Banks	15,410,180	0.52
Beverages	17,901,818	0.60
Biotechnology	49,788,584	1.68
Building Materials	29,753,991	1.00
Chemicals	16,200,054	0.55
Coal	78,113,642	2.63
Commercial Services	19,110,321	0.64
Computers	32,680,314	1.10
Cosmetics & Personal Care	10,781,850	0.36
Distribution & Wholesale	18,330,084	0.62
Diversified Financial Services	131,636,869	4.43
Electric	11,152,900	0.38
Electrical Components & Equipment	813,603	0.03
Electronics	12,491,577	0.42
Energy-Alternative Sources	970,283	0.03
Engineering & Construction	1,245,855	0.04
Entertainment	8,339,098	0.28
Environmental Control	1,949,373	0.07
Food	39,664,177	1.34
Forest Products & Paper	16,029,906	0.54
Gas	9,381,814	0.32
Hand/Machine Tools	23,547	0.00
Healthcare-Products	68,224,214	2.30
Healthcare-Services	80,505,692	2.71
Holding Companies-Diversified	914,649	0.03
Home Builders	32,699,630	1.10
Home Furnishings	1,395,545	0.05
Household Products/Wares	11,719,389	0.39
Insurance	114,349,463	3.85

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont' d)

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES SOLD, NOT YET PURCHASED (continued)
Common Stock (continued)
United States (continued)
Internet	$95,258,420	3.21
Investment Companies	2,451,417	0.08
Iron/Steel	7,979,009	0.27
Leisure Time	4,449,540	0.15
Lodging	31,668,478	1.07
Machinery-Construction & Mining	40,954,210	1.38
Machinery-Diversified	10,611,898	0.36
Media	23,646,390	0.80
Metal Fabricate & Hardware	104,225	0.00
Mining	133,586,675	4.50
Miscellaneous Manufacturing	10,390,461	0.35
Office Furnishings	81,033	0.00
Office & Business Equipment	320,297	0.01
Oil & Gas	44,796,865	1.51
Oil & Gas Services	85,670,499	2.88
Packaging & Containers	4,431,709	0.15
Pharmaceuticals	82,346,935	2.77
Pipelines	53,439,531	1.80
Retail	209,271,025	7.05
REITs	34,525,094	1.16
Savings & Loans	1,030,632	0.03
Semiconductors	180,387,504	6.07
Software	56,032,266	1.89
Telecommunications	57,833,794	1.95
Textiles	11,068,663	0.37
Toys/Games/Hobbies	3,279,494	0.11
Transportation	63,570,176	2.14
Trucking & Leasing	639,722	0.02
Water	1,515,149	0.05
Total United States (proceeds $2,007,025,894)	2,102,041,934	70.79

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont'd)

December 31, 2005

		% of Partners'
Security Description	Value	Capital
SECURITIES SOLD, NOT YET PURCHASED (continued)
Common Stock (continued)
Finland
Auto Parts & Equipment	$1,508,911	0.05
Computers	3,131,707	0.11
Diversified Financial Services	6,810,638	0.23
Electric	8,356,207	0.28
Engineering & Construction	1,832,615	0.06
Food	2,350,433	0.08
Forest Products & Paper	18,849,248	0.67
Hand/Machine Tools	511,373	0.02
Insurance	87,573	0.00
Iron/Steel	2,549,257	0.09
Leisure Time	1,454,795	0.05
Machinery-Diversified	7,197,470	0.24
Mining	1,591,102	0.05
Miscellaneous Manufacturing	2,623,782	0.09
Oil & Gas	3,819,808	0.13
Pharmaceuticals	1,921,900	0.06
Telecommunications	89,387,415	3.01
Transportation	1,405,686	0.05
Total Finland (proceeds $109,619,337)	155,389,920	5.27

New Zealand
Building Materials	1,108,614	0.04
Diversified Financial Services	218,453	0.01
Electric	655,270	0.02
Engineering & Construction	738,212	0.02
Environmental Control	169,093	0.00
Healthcare-Products	676,954	0.02
Home Furnishings	293,425	0.01
Lodging	732,265	0.02
Media	185,673	0.01
Real Estate	488,896	0.02
Retail	236,713	0.01
Telecommunications	4,054,409	0.14
Total New Zealand (proceeds $9,522,664)	9,557,977	0.32

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Condensed Schedule of Investments (cont'd)

December 31, 2005

			% of Partners'
Shares	Security Description	Value	Capital
	SECURITIES SOLD, NOT YET PURCHASED (continued)
	Common Stock (continued)
	Norway - Holding Companies-Diversified (proceeds $nil)	$29	0.00

	Puerto Rico - Banks (proceeds $95,515)	96,109	0.00

	Total Common Stock (proceeds $2,126,263,410)	$2,268,085,969	76.38

	Exchange Traded Funds
	United States
7,509,311	iShares Russell 2000	500,795,951	16.87
2,982,881	NASDAQ 100 Shares	120,568,050	4.06
	Total Exchange Traded Funds (proceeds $632,068,471)	621,364,001	20.93

	TOTAL SECURITIES SOLD, NOT YET PURCHASED (proceeds $2,758,331,881)	$2,889,449,970	97.31

The accompanying notes are an integral part of these financial statements.

Goldman Sachs Global Alpha Fund, L.P.
Notes to the Financial Statements

December 31, 2005
___________________________________________________________

(1) Organization and Investment Objective

Goldman Sachs Global Alpha Fund, L.P. (the "Partnership"), a Delaware limited partnership, was formed with the investment objective of providing a high level of total return through investments in a series of global trading strategies. The Partnership's strategy seeks to find misevaluations and differences in risk among the world's equity, fixed income, currency and commodity markets. The Partnership commenced operations on February 28, 1997 and will continue in existence until dissolved in accordance with the terms of the Third Amended and Restated Limited Partnership Agreement dated October 1, 2001 (the "Partnership Agreement").

Goldman Sachs Management Partners, L.P., an affiliate of Goldman Sachs & Co., is the General Partner (the "General Partner") of the Partnership. The general partner of the General Partner is Goldman Sachs Management, Inc., a Delaware corporation that is wholly owned by the Goldman Sachs Group, Inc. (the "Special Limited Partner").

(2) Significant Accounting Policies

(a) Basis of Presentation

The financial statements are expressed in U.S. dollars. They are prepared in accordance with accounting principles generally accepted in the United States of America.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that may affect the reported amounts. Actual amounts could differ from the estimates included in the financial statements.

b) Investments

The Partnership's investments are valued as follows: (i) investments listed on any U.S. or non-U.S. stock exchange or on the U.S. Nasdaq National Market System ("NASDAQ") are valued at the last sale price on the exchange or system in which they are principally traded, on the valuation date; if there is no sale on the valuation date, securities are valued at the closing bid or in the case of securities sold, not yet purchased, are valued at the closing ask price; (ii) over-the-counter securities not quoted on NASDAQ are valued at the last sale price on the valuation date or, if no sale occurred, at the closing bid price or in the case of securities sold, not yet purchased, are valued at the closing ask price; (iii) exchange traded options and futures contracts are valued at the last sale price (or, if there is no sale on the valuation date, bid price) in the market where such contracts are principally traded; (iv) the value of forward foreign currency exchange contracts is derived from quotes provided from a pricing service (such as Reuters); (v) debt securities, other than money market instruments, are valued on the basis of dealer-supplied debt quotations or by using a pricing service selected by the General Partner; (vi) money market instruments, which are defined as those debt securities with a remaining maturity of 90 days or less, are valued at amortized cost; (vii) overnight repurchase agreements are valued at cost and term repurchase agreements

Goldman Sachs Global Alpha Fund, L.P.
Notes to the Financial Statements (cont'd)

December 31, 2005
___________________________________________________________

(b) Investments (continued)

are valued at the average of bid quotations obtained daily from a recognized independent dealer; (viii) over-the-counter options, swaps and other derivative instruments are valued using proprietary models; and (ix) all other securities, including those for which a pricing service supplies no quotation or a quotation that is believed by the General Partner to be materially inaccurate, are valued at fair value according to procedures described in the Agreement.

Certain investments in securities for which readily ascertainable market values are not available are reported at fair value as determined in good faith by the General Partner or may be based on a price provided by a principal market maker. The values assigned to such investments are based upon available information and do not necessarily represent amounts which might ultimately be realized. Because of the inherent uncertainty of valuation, those estimated fair values may differ significantly from the values that would have been realized had a ready market for the investments existed, and these differences could be material.

(c) Investment Transactions and Related Investment Income

The Partnership records its investment transactions on a trade date basis. Dividend income is recorded on the ex-dividend date and interest income is accrued ratably over the life of the investment. In certain jurisdictions, a withholding tax may apply and the Partnership records that tax on the ex-dividend date. Realized gains and losses are based on the specific identification method. Interest income includes accretion of market discounts. Market discounts are accreted to income over the life of the underlying instrument using the effective interest method. Premiums are amortized to income over the life of the underlying instrument using the effective interest method.

(d) Income Taxes

No provision has been made in the accompanying financial statements for federal, state or local income taxes of the General or Limited Partners. All partners are individually responsible for reporting their share of Partnership income or loss. The Partnership reports on the accrual basis of accounting for financial statement and tax purposes.

(e) Translation of Foreign Assets and Liabilities

Assets and liabilities denominated in foreign currencies are translated at year end rates of exchange with the resulting unrealized gains and losses reflected in the Statement of Operations and Incentive Allocation. Purchases and sales of securities and income receipts and expense payments are translated into U.S. dollars at the prevailing exchange rate on the respective dates of the transactions.

Net realized gains and losses on foreign currency transactions represent net gains and losses from sales and maturities of foreign currency forward contracts, disposition of foreign currencies, the difference between the amount of net investment income accrued and the U.S. dollar amount actually received, and

Goldman Sachs Global Alpha Fund, L.P.
Notes to the Financial Statements (cont`d)

December 31, 2005

___________________________________________________________

gains and losses between trade and settlement date on purchases and sales of securities and are reflected in the Statement of Operations and Incentive Allocation.

(f) Cash and Cash Equivalents

Cash and cash equivalents consist principally of short term investments that are readily convertible into cash and have original maturities of three months or less. Cash and cash equivalents includes foreign currency of $87,357,457, with an acquisition cost of $87,734,241.

(g) Securities Sold, Not Yet Purchased

Securities sold, not yet purchased represent obligations of the Partnership to make future delivery of specific securities and correspondingly, create an obligation to purchase the securities at prevailing market prices. As such, the future satisfaction of these obligations may be at amounts greater than that recorded in the Statement of Financial Condition. The ultimate gain or loss depends upon the prices at which the financial instruments are purchased to settle the Partnership's obligation under the sale commitment. At December 31, 2005, the Partnership has pledged the securities owned portfolio as collateral for investments sold, not yet purchased.

(h) Forward Currency and Futures Contracts

The Partnership enters into forward currency contracts and futures contracts. Purchases and sales of forward currency contracts having the same settlement date and counterparty (which result in a net foreign currency position of zero with the counterparty) are offset and considered "offset forward currency contracts" and any realized gains or losses are recognized on settlement date. Futures are subject to settlement procedures whereby the losses of one party to the contract are paid to the other party via the exchange. Additional amounts are paid or received as a variation margin based on price movements over the life of the contract. Gains or losses are recognized but not considered realized until the contracts expire or are closed.

(i) Option Contracts

The Partnership purchases and writes over-the-counter options on foreign and domestic indices. Over-the-counter options are non-exchange traded option agreements specifically tailored and negotiated to the needs of sellers and purchasers. These options enable the user to structure the date, market level and amount of a given position or hedge strategy. Gains or losses are recognized but not considered realized until the option is exercised, expires or is closed out.

(j) Interest Rate, Currency, Equity, Total Return, Credit Default, Volatility Swaps and Swaptions

The Partnership enters into interest rate, currency, equity, total return and volatility swaps. Interest rate swaps involve an agreement by the Partnership to pay the counterparty a fixed or floating interest rate on a fixed notional amount and to receive a fixed or floating interest rate on that notional amount. Net

Goldman Sachs Global Alpha Fund, L.P.
Notes to the Financial Statements (cont' d)

December 31, 2005

___________________________________________________________

payments are made at certain points during the life of the swap agreement and at termination. Currency swaps involve an exchange of two different currencies with an agreement to reverse the exchange at a later date at specified exchange rates. The exchange of currencies at the inception date of the contract generally takes place at the spot rate. The re-exchange at maturity may take place at the same exchange rate, a specified rate, or the then current spot rate. Equity swaps involve an exchange of cash based upon the change in the value of a hypothetical long portfolio of equity securities versus the change in the value of a hypothetical short portfolio of equity securities. Total return swaps involve an exchange of cash flows based on a commitment to pay interest in exchange for a market linked return based on a notional amount. The market-linked return may include, among other things, the total return of a security or index. Credit default swaps involve the payment of a specified rate based on the notional amount in exchange for payment in the event of default of the underlying security. Volatility swaps involve an exchange of cash based upon the difference between the actual realized volatility of an equity index or an equity index future over the lifetime of the swap and some previously agreed upon fixed volatility. Swaptions involve the payment of a premium in exchange for an option to enter into an interest rate swap on a specified future date. The net amount paid during the life of these swaps is included in net realized gain on swap contracts, forward contracts, foreign currency and written options and the change in unrealized value of these swaps is reflected in net change in unrealized depreciation on swap contracts, forward contracts, foreign currency and written options in the Statement of Operations and Incentive Allocation.

(k) Due from/to Brokers

Due from brokers consist primarily of margin deposits on futures contracts, cash collateral with the Partnership's clearing brokers and various counterparties and unrealized gains and losses on open derivative transactions at December 31, 2005. As of December 31, 2005, $87,919,035 is included in due from brokers for variation margin receivable on open futures contracts. Cash collateral of $793,462,391 is included in due from brokers on the Statement of Financial Condition. Due from brokers includes foreign currency of $292,733,318, with an acquisition cost of $304,194,835. Due to brokers includes foreign currency of $6,377,931 with an acquisition cost of 6,296,493.

(I) Indemnification

The Partnership enters into contracts that contain a variety of indemnifications. The Partnership's maximum exposure under these arrangements is unknown. However, the Partnership has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

(3) Allocation of Partnership Profits and Losses

The Partnership will maintain a capital account for each Partner in respect of capital contributions made by such a Partner prior to November 1, 2004 (an "Old Capital Account" or "A Interests"), and a separate capital account for each Partner in respect of capital contributions made by such a Partner on or after November 1, 2004 (a "New Capital Account" or "A2 Interests"). In accordance with the Partnership Agreement, net income of the Partnership is allocated to the partners in proportion to their respective

Goldman Sachs Global Alpha Fund, L.P.
Notes to the Financial Statements (cont' d)

December 31, 2005
___________________________________________________________

capital accounts, adjusted to account for the different management fee rates borne by the A Interests and the A2 Interests. At the end of each fiscal year of the Partnership or other period as defined in the Partnership Agreement, the General Partner determines whether the value of a limited partners' capital account (appropriately adjusted for contributions, withdrawals and payments of the management fee) exceeds certain rates of return ("Benchmark Values") as defined in the Partnership Agreement. Such excess is referred to as the "Adjusted Net Capital Return". An amount equal to 20% of a limited partner's Adjusted Net Capital Return is reallocated (the "Incentive Allocation") to the capital account of the Special Limited Partner. The Incentive Allocation will not apply, at the discretion of the General Partner, to any limited partner that is an affiliate or employee of the Goldman Sachs Group, Inc.

(4) Contributions and Withdrawals

Pursuant to the Partnership Agreement, upon approval of the General Partner, any existing or prospective Partner may purchase interests in the Partnership at such times as the General Partner may determine in its sole discretion.

Each Partner may withdraw some or all of their interests, upon at least 45 days' prior written notice to the General Partner, as of the close of business on the last day of the first calendar quarter occurring on or immediately after the first anniversary of the purchase of such Interests by the Partner and, thereafter, on the last day of any calendar quarter or at the discretion of the General Partner.

(5) Related Party Transactions

The Partnership has entered into a management agreement (the "Management Agreement") with Goldman Sachs Asset Management ("GSAM"), an affiliate of the Special Limited Partner, pursuant to which GSAM provides the management of the Partnership's investment program. GSAM is permitted to delegate certain of its investment management responsibilities to its advisory affiliates. The Partnership pays GSAM a management fee equal to 0.125% (1.50% per annum) of the month-end value of capital accounts of the A Interests and 0.167% (2.00% per annum) of the month-end value of the capital accounts of the A2 Interests.

As of December 31, 2005, $286,654,137 was held by affiliates of the General Partner. In addition, affiliated funds are Partners in the Partnership and held interests valued at $578,417,337.

(6) Derivative Instruments and Concentration of Credit Risk

In the normal course of its business, the Partnership trades various financial instruments and enters into certain investment activities with off-balance sheet risk. These financial instruments include futures, forward contracts, swap contracts, written option contracts, and securities sold, not yet purchased. Generally, these financial instruments represent future commitments to purchase or sell other financial instruments or to exchange an amount of cash based on the change in an underlying index at specific terms at specified future dates. These financial instruments contain varying degrees of off-balance sheet risk, including market risk and credit risk. The Investment Manager attempts to identify, measure and

Goldman Sachs Global Alpha Fund, L.P. Notes to the Financial Statements (cont'd)

December 31, 2005

___________________________________________________________

monitor risk through various mechanisms including risk management strategies and credit policies. These include monitoring risk guidelines and diversifying exposures across a variety of instruments, markets and counterparties. There can be no assurance that the Investment Manager will be able to implement its credit guidelines or that its risk monitoring strategies will be successful.

Market risk on these financial instruments arising from fluctuations in interest rates, currency exchange rates and index values may affect the value of the contracts and such effects may ultimately be in excess of the amounts recognized in the Statement of Financial Condition.

Credit risk on these financial instruments arises from the potential inability of counterparties to perform under the terms of the contracts. The Investment Manager minimizes credit risk exposure to counterparties through formal credit policies and monitoring procedures. Collateral in the form of cash, cash equivalents and securities owned may be required by counterparties for derivative contracts with credit exposure. The Partnership's exposure to credit risk associated with counterparty nonperformance is typically limited to the unrealized gains inherent in such contracts that are recognized in the Statement of Financial Condition. The settlement of these transactions is not expected to have a material effect on the Statement of Financial Condition.

The Partnership invests a portion of its assets in non-U.S. currencies, and in instruments denominated in non-U.S. currencies, the prices of which are based in local currency and translated into U.S. dollars. The value of the Partnership's assets and liabilities may fluctuate with U.S. dollar exchange rates as well as with the price changes of the Partnership's investments in the various local markets and currencies. Investing in securities of companies which are generally denominated in non-U.S. currencies involves certain considerations comprising both risks and opportunities not typically associated with investing in securities of U.S. issuers. These considerations include changes in exchange rates, exchange control and other regulations; political and social instability; expropriation; imposition of foreign taxes; less liquid markets and less available information than is generally the case in the U.S.; higher transaction costs; less government supervision of exchanges; brokers and issuers difficulty in enforcing contractual obligations; and greater price volatility.

The Partnership clears substantially all its securities purchases and sales and maintains its foreign cash positions and futures, forward contracts, options and swaps through various major U.S. securities firms pursuant to a clearance agreement. Substantially all foreign cash, securities, futures, forward contracts, options and swaps are maintained with these brokers.

Goldman Sachs Global Alpha Fund, L.P.
Notes to the Financial Statements (cont'd)

December 31, 2005

___________________________________________________________

(6) Derivative Instruments and Concentration of Credit Risk (continued)

The following schedule indicates the unrealized gain or loss on the derivative contracts held at December 31, 2005 which are included in due to/ from brokers on the Statement of Financial Condition.

	Assets	Liabilities
Foreign currency forward contracts - Long (vs. U.S. dollar) (0.84%, -1.93%)*
Australian Dollar - settlement through March 2006	$-	$8,516,838
Brazilian Real - settlement through April 2006	343,339	18,197,388
Mexican Peso - settlement through April 2006	15,455,545	2,553,234
Norwegian Krone - settlement through March 2006	-	14,070,105
Other currencies	9,167,575	13,924,907
Total foreign currency forward contracts - Long	$24,966,459	$57,262,472

Foreign currency forward contracts - Short (vs. U.S. dollar) (2.20%, -2.25%)*
British Pound - settlement through March 2006	39,000,586	-
Japanese Yen - settlement through May 2006	-	20,395,757
New Zealand Dollar - settlement through March 2006	16,604,903	-
South African Rand - settlement through April 2006	-	25,129,148
Other currencies	9,799,499	21,225,983
Total foreign currency forward contracts - Short	$65,404,988	$66,750,888

U.S futures contracts (1.05%, -0.42%)*	$31,276,370	$12,417,632

Non-U.S. futures contracts (1.94%, -2.16%)*	$57,624,026	$64,146,477

Interest rate swap contracts (7.76%, -9.73%)*
GBP - termination dates through November 2015	$18,041,008	$122,987,835
CAD - termination dates through December 2015	35,537,053	27,672,803
CHF - termination dates through October 2015	66,404,962	49,517,308
SEK - termination dates through October 2015	94,225,500	76,919,412
Other interest rate swap contracts	16,203,198	11,660,060
Total interest rate contracts	$230,411,721	$288,757,418

Total return equity swap contracts (1.36%, -1.84%)*	$40,308,987	$54,584,156

* Percentages are based on partners' capital.

Goldman Sachs Global Alpha Fund, L.P.
Notes to the Financial Statements (cont' d)

December 31, 2005
___________________________________________________________

(6) Derivative Instruments and Concentration of Credit Risk (continued)

	Assets	Liabilities
Volatility Swap contracts (4.38%, -3.95%)*
Eurostoxx 50 dispersion - termination dates through January 2020	$66,861,685	$7,435,087
Dow Jones Industrial - termination dates through January 2020	7,462,202	-
Nikkei 225 dispersion - termination dates through January 2013	12,830,968	3,556,357
S&P 500 dispersion - termination dates through January 2020	20,641,482	21,192,690
Other volatility swap contracts	22,257,245	85,017,655
Total volatility swap contracts	$130,053,582	$117,201,789

Credit Default Swaps (0.26%, -0.46%)*	$7,843,187	$13,763,925

Swaptions (4.45%, -1.32%)*	$132,246,219	$39,324,989

The following schedule summarizes the written option contracts open at December 31, 2005 which are reflected as a libaility on the Statement of Financial Condition.

	Premiums	Market Value

U.S. written options (-0.29%)*	$13,037,500	$8,744,434
Non-U.S. written options (-0.66%)*	20,311,379	19,554,480
Total written options (-0.95%)*	$33,348,879	$28,298,914

As of December 31, 2005, there were no individual contracts with unrealized gains or losses in excess of 5% of partners' capital.

Certain of these financial instruments, principally the swap contracts and written options, have been reported at fair value as of December 31, 2005 using proprietary models. These financial instruments are not actively traded on financial markets. The values assigned to these instruments are based upon best available information and because of the uncertainty of the valuation, these estimated fair values may differ significantly from the values that would have been realized had a ready market for the instruments existed, and the differences could be material.

(7) Soft Commissions

There have been no soft commission arrangements affecting the Partnership during the year.

 (8) Subsequent Events

The redemption notice period has increased from 45 days to 60 days effective from January 1, 2006.

 * Percentages are based on partners' capital.

Goldman Sachs Global Alpha Fund, L.P.
Notes to the Financial Statements (cont' d)

December 31, 2005
___________________________________________________________

(9) Financial Highlights

The following summarizes the Limited Partners' financial highlights for the year ended December 31, 2005.

	Total LP	A2	A
	Interests	Interests	Interests
Total return (1)
Total return prior to Incentive Allocation	(51.08)%	50.39%	51.14%
Incentive Allocation	(5.91)%	(6.45)%	(5.83)%
Total return after Incentive Allocation	45.17%	43.94%	45.31%

Expense ratios (2)
Operating expenses to Limited Partners' average capital (excluding dividend expense and certain	(1.57)%	(2.05)%	(1.52)%
other investment related expenses and Incentive Allocation)
Dividend expense and certain other investment related expenses to Limited	(1.81)%	(1.83)%	(1.81)%
Partners' average capital
Total operating expenses to Limited Partners' average capital (excluding Incentive Allocation)	(3.38)%	(3.88)%	(3.33)%
Incentive Allocation to Limited Partners' average capital	(8.25)%	(7.98)%	(8.28)%
Total expenses and Incentive Allocation to Limited Partners' average capital	(11.63)%	(11.86)%	(11.61)%

Net investment income to Limited Partners' average capital (2,3)	(7.38)%	(7.70)%	(7.34)%

1  Total return is calculated based on time-weighted rate of return methodology. Monthly rates of return for all limited partners as a whole are geometrically linked to derive the total return reflected above. An individual Limited Partner's return may vary from these returns based on different management fee and incentive allocation arrangements and the timing of capital transactions.

2  The expense and net investment income ratios are calculated for each group of Limited Partners taken as a whole. The computation of such ratios based on the amount of income, expenses and Incentive Allocation assessed to an individual Limited Partner's capital may vary from these ratios based on different management fee and Incentive Allocation arrangements and the timing of capital transactions.

3  Includes Incentive Allocation

Affirmation of the Commodity Pool Operator

To the best of the knowledge and belief of the undersigned, the information contained in the audited financial statements of Goldman Sachs Global Alpha Fund, L.P., for the year ended December 31, 2005, is accurate and complete.

                                                                                                                                                                            /s/Richard Chase
                                                            Richard D. Chase
                                                            Vice President
                                                            Goldman Sachs Management Partners, L.P.
                                                            General Partner and
                                                            Commodity Pool Operator for the
                                                            Goldman Sachs Global Alpha Fund, L.P.

Additional Information

The material provided herein is for informational purposes only. It does not constitute an offer to sell or a solicitation of an offer to buy any products referenced herein. Any such offering will be made only in accordance with the terms and conditions set forth in the Offering Memorandum pertaining to the Fund. Alternative Investments such as hedge funds are subject to less regulation than other types of pooled investment vehicles such as mutual funds, may make speculative investments, may be illiquid and can involve a significant use of leverage, making them substantially riskier than other investments.

Prior to investing, investors are strongly urged to review carefully the Offering Memorandum (including the risk considerations described therein), the Subscription Agreement and all related Fund documents, to ask such additional questions of the Investment Manager, General Partner or Managing Member as they deem appropriate, and to discuss any prospective investment in the Fund with their legal and tax advisers.

No person has been authorized to give any information or to make any representation, warranty, statement or assurance not contained in the Offering Memorandum and, if given or made, such other information or representation, warranty, statement or assurance may not be relied upon. Alternative Investments are offered in reliance upon an exemption from registration under the Securities Act of 1933, as amended, for offers and sales of securities that do not involve a public offering. No public or other market is available or will develop. Similarly, interests in an Alternative Investment are highly illiquid and generally are not transferable without the consent of the sponsor, and applicable securities and tax laws will limit transfers.

This presentation does not constitute an offer or solicitation to any person in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it would be unlawful to make such offer or solicitation.

Certain aspects of the investment strategies described in this presentation may from time to time include commodity interests as defined under applicable law. Pursuant to an exemption from the Commodity Futures Trading Commission in connection with pools whose participants are limited to qualified eligible persons, an offering memorandum for this pool is not required to be, and has not been, filed with the Commission. The Commodity Futures Trading Commission does not pass upon the merits of participating in a pool or upon the adequacy or accuracy of an offering memorandum. Consequently, the Commodity Futures Trading Commission has not reviewed or approved this offering or any offering memorandum for this pool.

The strategy discussed herein may include the use of derivatives. Derivatives often involve a high degree of financial risk because a relatively small movement in the price of the underlying security or benchmark may result in a disproportionately large movement, unfavorable or favorable, in the price of the derivative instrument.

Past performance is not indicative of future results, which may vary. The value of investments and the income derived from investments can go down as well as up. Future returns are not guaranteed, and a loss of principal may occur. Opinions expressed are current opinions as of the date appearing in this material only. No part of this material may, without Goldman Sachs Asset Management's prior written consent, be (i) copied, photocopied or duplicated in any form, by any means, or (ii) distributed to any person that is not an employee, officer, director, or authorized agent of the recipient.

This material has been prepared by Goldman Sachs Asset Management and is not a product of the Goldman Sachs Global Investment Research Department. This information is provided to discuss general market activity, industry or sector trends, or other broad-based economic, market or political conditions and also refers to specific securities. This information should not be construed as research or investment advice, and investors are urged to consult with their financial advisors before buying or selling any securities. Any reference to a specific security listed herein does not constitute a recommendation to buy, sell or hold such securities. Such information pertains to past performance or is the basis for previously made discretionary investment decisions and may not be current. Accordingly, such information should not be relied upon in whole or in part in making an investment decision. GSAM has no obligation to provide any updates or changes to such information. The views and opinions expressed herein may differ from the views and opinions expressed by the Global Investment Research Department or other departments or divisions of Goldman Sachs and its affiliates.

We arrive at our long-term return and risk targets using trading experience and judgment, as well as our current capital market assumptions (including but not limited to liquidity, diversification, risk and correlation) and backtesting results of our research process. With regard to our backtesting methodology, we generate historical risk and return estimates for all assets in our research database using our proprietary model. At the beginning of the backtest period, we use an optimizer to construct a portfolio starting from benchmark weightings, and then rebalance the portfolio at each month-end over the length of the backtest. In each optimization, we solve for the portfolio with the highest estimated return for a given risk target, subject to constraints similar (but not necessarily identical) to those used for other similarly managed accounts. These returns reflect estimates of transactions costs. Because backtesting results tend to overstate the potential returns of our models, we reduce our backtesting results to reflect more conservative expectations on a forward-looking basis. Stated targets are based on annualized returns over a full market cycle, and they reflect our long-term expectations, which are the product of market research and extensive academic and practitioner expertise. There can be no assurance that the targets stated above can be achieved. Please be advised that the targets shown above are subject to change at any time and are current as of the date of this presentation only. Targets are objectives and should not be construed as

Additional Information (cont'd)

providing any assurance or guarantee as to the actual returns or tracking error that will be realized in the future from investments in any asset or asset class described herein. If any of the assumptions used do not prove to be true, results may vary substantially. These targets are being shown for informational purposes only. The performance of our strategy depends critically upon the fulfillment of certain key assumptions. These include, but are not limited to, the following: that realized asset returns are close to those expected by our model; that realized asset covariances are similar to those forecasted by our risk model; and that the realized costs of transacting (as well as our ability to transact) are in agreement with our estimates.

The Fund utilizes a quantitative investment process comprised of many diversified investment strategies, together with decision-making processes intended to help forecast investment risk and facilitate optimal strategy combination. Risk management involves determining the risk of the portfolio as precisely as possible. This process implies an effort to monitor risk, but should not be confused with and does not imply low risk. The Fund's portfolio formation and strategy combination techniques are designed to give it a good sense of the risks to which the Fund's portfolio will be exposed, but these estimates are subject to error.

An investment in the Fund involves a high degree of risk, including the risk that the entire amount invested may be lost. The Fund will invest in and actively trade securities and other financial instruments using strategies and investment techniques with significant risk characteristics, including risks arising from the volatility of the equity, fixed income, commodity and currency markets, the risks of borrowings and short sales, the leverage associated with trading in the currency and derivatives markets, the potential illiquidity of derivative instruments, the risk of loss from counterparty defaults and the risk of borrowing to meet redemption requests. No guarantee or representation is made that the Fund's program will be successful, that the various investment strategies utilized will have low correlation with each other or that the Fund's returns will exhibit low correlation with an investor's traditional securities portfolio. The Fund's investment program may utilize such investment techniques as option transactions, margin transactions, short sales, leverage, derivatives trading and futures and forward contracts, which practices involve substantial volatility and can, in certain circumstances, substantially increase the adverse impact to which the Fund's investment portfolio may be subject. All investments made by the Fund risk the loss of capital. No guarantee or representation is made that the Fund's program will be successful, and investment results may vary substantially over time.

There is no assurance that any of the securities discussed herein will remain in the strategy's portfolio or that securities sold have not been repurchased. Any securities discussed may represent only a small percentage of the strategy's portfolio holdings, and should not be deemed representative of the entire strategy's portfolio holdings. It should not be assumed that future portfolio holdings will be profitable or will equal the performance of the securities mentioned herein. The information should not be deemed representative of actual or future characteristics for the strategy.

There may be conflicts of interest relating to the Alternative Investment and its service providers, including Goldman Sachs and its affiliates, who are engaged in businesses and have interests other than that of managing, distributing and otherwise providing services to the Alternative Investment. These activities and interests include potential multiple advisory, transactional and financial and other interests in securities and instruments that may be purchased or sold by the Alternative Investment, or in other investment vehicles that may purchase or sell such securities and instruments. These are considerations of which investors in the Alternative Investment should be aware. Additional information relating to these conflicts is set forth in the offering materials for the Alternative Investment.

Indices are unmanaged. The figures for the index reflect the reinvestment of dividends but do not reflect the deduction of any fees or expenses which would reduce returns. Investors cannot invest directly in indices.

In connection with your consideration of an investment in any Alternative Investment, you should be aware of the following risks:

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Alternative Investments are not subject to the same regulatory requirements or governmental oversight as mutual funds. The sponsor or manager of any Alternative Investment may not be registered with any governmental agency.

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Alternative Investments often engage in leverage and other investment practices that are extremely speculative and involve a high degree of risk. Such practices may increase the volatility of performance and the risk of investment loss, including the loss of the entire amount that is invested.

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Alternative Investments may purchase instruments that are traded on exchanges located outside the United States that are "principal markets" and are subject to the risk that the counterparty will not perform with respect to contracts. Furthermore, since there is generally less government supervision and regulation of foreign exchanges, Alternative Investments are also subject to the risk of the failure of the exchanges and there may be a higher risk of financial irregularities and/or lack of appropriate risk monitoring and controls.

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Past performance is not a guide to future performance and the value of Alternative Investments and the income derived from them can go down as well as up. Future returns are not guaranteed and a loss of principal may occur.

Additional Information (cont'd)

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Alternative Investments may impose significant fees, including incentive fees that are based upon a percentage of the realized and unrealized gains, and such fees may offset all or a significant portion of such Alternative Investment's trading profits.

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Alternative Investments are offered in reliance upon an exemption from registration under the Securities Act of 1933, as amended, for offers and sales of securities that do not involve a public offering, No public or other market is available or will develop. Similarly, interests in an Alternative Investment are highly illiquid and generally are not transferable without the consent of the sponsor, and applicable securities and tax laws will limit transfers.

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Alternative Investments may themselves invest in instruments that may be highly illiquid and extremely difficult to value. This also may limit your ability to redeem or transfer your investment or delay receipt of redemption proceeds.

•	Alternative Investments are not required to provide their investors with periodic pricing or valuation information.

•	There may be conflicts of interest between the Alternative Investment and other service providers, including the investment manager and sponsor of the Alternative Investment.

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Investors in Alternative Investments may have limited rights with respect to their investment interest, including limited voting rights and participation in the management of the Alternative Investment.

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Alternative Investments may involve complex tax and legal structures. Investment in any particular Alternative Investment, Or Alternative Investments generally, is only suitable for sophisticated investors for whom such an investment does not constitute a complete investment program and who fully understand and are willing to assume the risks involved in such Alternative Investment. You are urged to consult with your own tax, accounting and legal advisers regarding any investment in any Alternative Investment.

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Investors are also urged to take appropriate advice regarding any applicable legal requirements and any applicable taxation and exchange control regulations in the country of their citizenship, residence or domicile which may be relevant to the subscription, purchase, holding, exchange, redemption or disposal of any Alternative Investment.

We refer you to the offering materials for a more complete discussion of the risks relating to an investment in any particular Alternative Investment.

You are urged to read all of the offering materials, including the entire offering memorandum, prior to any investment in any Alternative Investment, and to ask questions of the investment manager or sponsor of such Alternative Investment.

Investment Restrictions apply to many of Goldman Sachs' Alternative Investments.

Copyright 2006 Goldman, Sachs & Co. All Rights Reserved. This presentation is as of January 2006. (06-0552)